SEPARATION AGREEMENT AND RELEASE

CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND RELEASE.

BY SIGNING THIS AGREEMENT AND RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

This is an agreement and release (the “Agreement”) between Skinny Nutritional Corp., subsidiaries, affiliates, successors and assigns, their respective past and present officers, directors, employees, agents, attorneys, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as the “Company”) and by his own free will, Ronald D. Wilson (“Wilson” or “Employee”).  As used herein, the term “Execution Date” shall mean the later of the two dates on which this agreement has been executed by Employee and the Company, as specified on the signature page of this agreement.

WHEREAS, Wilson has been an employee of the Company, and

WHEREAS, Wilson has been employed pursuant to a written agreement dated as of December 1, 2008 (the “Employment Agreement”) and a Confidentiality, Non-Solicitation and Assignment Agreement dated as of December 1, 2008 (the “Confidentiality Agreement”); and

WHEREAS, Employee and the Company each desire an amicable cessation of the employment relationship;

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee and the Company (who hereinafter collectively may be referred to as the “Parties”) hereby agree as follows:

1.            Termination.  Employee acknowledges and agrees that effective the close of business June 30, 2010, Employee’s position as President and Chief Executive Officer and the Employment Agreement shall be terminated (the “Termination Date”), and except as otherwise stated, all terms of the Employment Agreement shall be deemed superseded by this Agreement.

a.	Employee hereby agrees not to stand for reelection to the Company’s Board of Directors for the Company’s next annual meeting of stockholders.

b.
Employee will cooperate in completing any action necessary to fully implement his resignation, including the execution of any documentation necessary to effectuate his removal from and/or the transfer of any position he has held as an officer, director, or committee member of the Company.

2.            Consideration.  In consideration for Employee’s execution of this Agreement, and for the release of claims against the Company, the Company will give Employee the following:

a.           The Company shall enter into a consulting agreement with the Employee pursuant to which the Employee shall provide such services as may be requested from time to time by the Chief Executive Officer of the Company during the period commencing on the Termination Date and to December 31, 2010 (the “Consulting Agreement”). In consideration for such services and his availability to perform such services under the Consulting Agreement, the Company agrees to pay to the Employee compensation at the rate of $12,500 per thirty day period. Further, the Consulting Agreement shall specify the terms and conditions pursuant to which Employee would be eligible for any further equity compensation grants awarded by the Company.

b.           All unvested stock options held by the Employee shall been deemed vested as of the Termination Date and such options shall remain exercisable for their original exercise period in accordance with the terms of such options. The warrants to purchase shares of common stock held by the Employee as of the date hereof shall continue in full force and effect in accordance with their terms. Attached as Schedule A to this Agreement is a list of the options and warrants held by Employee.

c.           Employee shall be entitled to take advantage of the COBRA benefits to the maximum amount permitted by law.

3.      Benefits.

a.           Until December 31, 2010, Employee’s current health and insurance benefits and automobile allowance will continue to the same extent as they existed prior to the Termination Date.

b.           To the extent Employee has unreimbursed business expenses, incurred through the Termination Date, Employee must immediately submit the expenses with all appropriate documentation; those expenses which meet the Company’s guidelines will be reimbursed. Any expense account that Employee has with the Company terminates effective on the Termination Date, and any expenses already incurred will be reviewed and processed in accordance with the policies and procedures of the Company. No new expenses may be incurred after the Termination Date. Employee agrees to promptly pay any outstanding balance on these accounts that represent non-reimbursable expenses.

4.            No Admission.  Employee understands that neither this Agreement (nor anything contained herein) nor the making of this Agreement is intended, and shall not be construed, as an admission that the Company has violated any federal, state or local law (statutory, decisional or common law), or any ordinance or regulation, or has committed any wrong whatsoever with respect to the Employee (including, but not limited to, breach of any contract, actual or implied).

5.            Acknowledgement.  Employee acknowledges that the consideration provided in this Agreement exceed that to which Employee would otherwise be entitled under the normal operation of any benefit plan, policy or procedure of the Company or under any previous agreement (written or oral) between Employee and the Company. Employee further acknowledges that the agreement by the Company to provide consideration pursuant to this Agreement beyond Employee’s entitlement is conditioned upon Employee’s release of all claims against the Company and Employee’s compliance with all the terms and conditions of this Agreement. Furthermore, except as provided in this Agreement, Employee gives up Employee’s right to individual damages in connection with any administrative or court proceeding with respect to any claim that has been waived herein, arising out of Employee’s employment or separation from employment from the Company and if Employee is awarded or accepts money damages, Employee will assign to the Company any right and interest to such money damages.

6.            No Other Payments.  The Parties agree that, except as provided for herein, there shall be no other payments or benefits payable to Employee, including but not limited to, salary, bonuses, commissions, finder’s fees and/or other payments.

7.            Arbitration. The Parties specifically and knowingly and voluntarily agree to arbitrate any controversy, dispute or claim which has arisen or should arise in connection with Employee’s employment, the cessation of Employee’s employment, or in any way related to the terms of this Agreement.  The Parties agree to arbitrate any and all such controversies, disputes, and claims before a single arbitrator in the Commonwealth of Pennsylvania in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law and admitted to practice in the Commonwealth of Pennsylvania. In the course of any arbitration pursuant to this Agreement, Employee and the Company agree (i) to request that a written award be issued by the arbitrator and (ii) that each side is entitled to receive any and all relief it would be entitled to receive in a court proceeding. The Parties knowingly and voluntarily agree to enter into this arbitration clause and, except for claims contemplated in paragraphs 9 and 10 below, waive any rights that might otherwise exist to request a jury trial or other court proceeding.  This paragraph is intended to be both a post-dispute and pre-dispute arbitration clause.  Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties. The Parties’ agreement to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act 1967, as amended, the Americans with Disabilities Act, or any other federal, state or local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims.

8.            Confidentiality. Employee agrees that the provisions of Section 2 of the Confidentiality Agreement shall remain in full force and effect in accordance with the provisions thereof. Employee further acknowledges and agrees that any non-public and/or proprietary information of the Company and/or its customers disclosed to or prepared by Employee during Employee’s employment remains confidential and may not be used and/or disclosed by Employee hereafter without the prior written consent of the Company. Such information includes, without limitation, information concerning products and services developed and under development, pending or completed Company regulatory matters (internal or external), litigations, arbitrations, internal investigations or reviews, internal compliance memoranda and reviews.  Employee agrees that the terms and existence of this Agreement are and shall remain confidential and agrees, to the maximum extent permitted by applicable law, rule, code or regulation, not to disclose (directly or indirectly) the terms, conditions or existence of this Agreement, or to talk or write about the negotiation, execution or implementation of this Agreement, without the prior written consent of the Company, except as required by law, regulatory authorities, internally to process this Agreement at the Company, or in connection with any arbitration or litigation arising out of this Agreement. Anything herein to the contrary notwithstanding, Employee may disclose the terms of this Agreement to Employee’s immediate family, financial advisor, accountant or attorney, provided that Employee advises any individual to whom the terms, conditions or existence of this Agreement has been disclosed (in accordance with this sentence) of the confidentiality requirements of this paragraph and Employee shall use Employee’s best efforts to ensure that the requirements are complied with in all respects.  Further, nothing in this paragraph shall preclude Employee from using this Agreement in any action for breach of this Agreement.  In that case, however, Employee shall seek to protect the terms of this Agreement from public disclosure to the extent possible, including filing this Agreement under seal where permissible to do so. Except as otherwise agreed to by the Employee and Company, Employee agrees that in the event Employee is contacted by the media in any form, including, but not limited to, any wire service, newspaper, magazine or web-based news service, with respect to the Company, its clients and/or customers, and/or Employee’s conduct and/or employment at the Company, Employee will immediately refer all contacts directly to Mr. Donald J. McDonald, Chief Financial Officer, or his successor at the Company.

9.            Restrictive Covenants. Employee agrees that the provisions of Section 1 of the Confidentiality Agreement shall remain in full force and effect in accordance with the provisions thereof. Further, in addition to the foregoing provisions of the Confidentiality Agreement, Employee also agrees that in consideration for the payments and other consideration provided in this Agreement, Employee agrees that during the period beginning on the Termination Date and ending twelve months after the Termination Date (the “Restricted Period”), he shall not, except for a Permitted Activity, directly or indirectly, for his own benefit or for the benefit of any other person or entity (whether as an officer, director, employee, partner, joint venturer, consultant, investor or otherwise) engage in direct competition with the Business (as defined below). For purposes hereof, the term “Business” shall mean the business of developing, bottling and distributing beverages strictly limited to, for the purpose of this definition, zero-calorie enhanced waters. For purposes hereof, “Permitted Activity” means (i) the ownership of publicly-traded securities of any entity not exceeding 3% of the total amount outstanding of such securities, or (ii) accepting employment (or performing services for) any entity whose business is diversified but which engages in the Business, so long as (A) Employee does not render any services or assistance to any division or part of such entity that is in any way engaged in the Business, and (B) the Company shall have received, prior to Employee rendering any services or assistance, written assurance from such entity that Employee shall not render any services or assistance to any division or part of such entity that is in any way engaged in the Business.

10.         Litigation. (a)  The payments to be made hereunder on conditioned on the full cooperation by Employee with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal or regulatory proceedings in which Employee’s assistance may be reasonably requested by the Company. Reasonable expenses arising from the cooperation will be reimbursed within the Company’s guidelines. To the maximum extent permitted by applicable law and consistent with the Articles of Incorporation or Bylaws of the Company, each as amended to date, the Company will hold harmless, defend and indemnify Employee from and against any judgments, fines, amounts paid in settlement, and expenses (including attorneys’ reasonable fees) arising from any claim, suit or other action against Employee by any third party, on account of any action or inaction by Employee taken or omitted to be taken by Employee on behalf of the Company during the course of his employment, up to his date of termination, provided that such action or inaction by Employee was within the scope of Employee’s employment and consistent with the Company’s policies and procedures.

(b)         Promptly after receipt by Employee under this paragraph 10 of notice of the commencement of any action, suit or proceeding, Employee shall notify the Company in writing of the commencement thereof (but the failure so to notify shall not relieve the Company from any liability which it may have under this paragraph except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against Employee, and Employee notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and to the extent it may elect by written notice delivered to the Employee promptly after receiving the aforesaid notice from Employee, the Company may assume the defense thereof with counsel reasonably satisfactory to such Employee.  Notwithstanding the foregoing,  Employee shall have the right to employ his own counsel in any such case but the fees and expenses of such counsel shall be at the expense of Employee unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action at the expense of the Company, or (ii) Employee shall have reasonably concluded that there may be defenses available to him that are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of Employee), in any of which events such fees and expenses of one additional counsel shall be borne by the Company. Anything in this paragraph to the contrary notwithstanding, neither Employee nor the Company shall be liable for any settlement of any claim or action effected without its written consent; provided however, that such consent was not unreasonably withheld. Employee acknowledges that he has advised the Company completely and candidly of all facts of which he is aware that may give rise to legal matters. The Company is not aware of any claims or any facts giving rise to a claim against the Employee by the Company.

11.          References. You agree to cause all requests for references to be forwarded in writing to the Company, attention: Office of the Chief Financial Officer. The Company will state in response to such inquiries your dates of employment and positions held. The Company shall not be responsible for responses to reference requests sought or obtained other than under the procedures set forth in this paragraph.

12.          Release.  Employee realizes there are many laws and regulations prohibiting employment discrimination, or otherwise regulating employment or claims related to employment pursuant to which Employee may have rights or claims. These include but are not limited to Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; the Pregnancy Discrimination Act; the National Labor Relations Act, as amended; 42 U.S.C 1981; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act; and other Federal, State and local human rights, fair employment and other laws. Employee also understands there are other statutes and contract and tort laws which relate to Employee’s employment and/or the termination of Employee’s employment. Employee hereby knowingly and voluntarily agrees to waive and release any rights or claims Employee may have under these and other laws, including, but not limited to, any right to allege retaliation under the Sarbanes-Oxley Act of 2002 or any applicable federal or state False Claims Act statute, but does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. Notwithstanding the foregoing sentence, Employee’s waiver and release shall not extend to: (i) any rights, remedies, or claims Employee may have in enforcing the terms of this Agreement; (ii) any rights Employee may have to receive vested amounts under the Company’s equity compensation plans, 401(k) or pension plans; (iii) Employee’s rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); and (iv) claims for indemnification (whether under state law, the Company’s by-laws or otherwise) for acts performed as an officer or director of the Company or any of its affiliates.

13.          Governing Law. This Agreement shall be deemed to have been made within the Commonwealth of Pennsylvania, and shall be interpreted and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law provision.

14.          Right to Review. Employee is hereby advised of Employee’s rights to review this Agreement with counsel of Employee’s choice. Employee has had the opportunity to consult with an attorney and/or other advisor of Employee’s choosing before signing the Agreement, and was given a period of twenty-one (21) days to consider the Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this 21-day period. Employee acknowledges that in signing this Agreement, Employee has relied only on the promises written in this Agreement, and not on any other promise made by the Company or any other entity or person.

15.          No Complaints. Employee represents that Employee has not filed any complaints, charges or claims against the Company with any local, State, or Federal agency or court, or with any other forum.

16.          Return of Property. Employee agrees to immediately return any Company property no matter where located to the Company including, but not limited to, I.D. cards, corporate credit cards, keys, computer disks, and written/electronic material prepared in the course of employment at the Company; provided, however, the Company consents to the Employee’s retention of the single laptop computer, cellular telephone, and related peripherals which are currently in his possession. Employee covenants and agrees that if he determines any other Company property is in his possession in the future he will promptly notify the Company and return the property. Employee agrees to transfer any Company related business calls to the Company’s Chief Financial Officer.

17.          Severability. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, Employee and the Company agree that the court or other appropriate decision-making authority making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. In the event that any court or other appropriate decision-making authority determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall nonetheless survive and be enforced to the fullest extent permitted by law.

18.          Entire Agreement. Except as otherwise expressly provided herein, this Agreement and Release, together with the General Release, constitutes the entire agreement between the Parties and supersede any and all prior agreements, whether written or oral. This Agreement may not be modified or changed, except in a written agreement signed by both Parties.

19.          Counterparts. The Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

I have read this Agreement, and I understand all of its terms. I enter into and sign this Agreement knowingly and voluntarily with full knowledge of what it means. I understand that I have twenty-one (21) days to consider this Agreement and return it to the Company. I also understand that I have seven (7) days to revoke this Agreement in writing after I sign it. I understand that a revocation will become effective only if I furnish the Company with written notice, within such seven (7) day period. This Agreement will not become effective or enforceable until the Company’s receipt back of Employee’s executed Agreement and the expiration of the seven day revocation period.

Employee

/s/ Ronald D. Wilson	June 10, 2010
Ronald D. Wilson	Date

Skinny Nutritional Corp.

By: /s/ Donald J. McDonald	June 10, 2010
Donald J. McDonald,	Date
Chief Financial Officer

CONSULT WITH AN ATTORNEY BEFORE SIGNING GENERAL RELEASE. BY SIGNING THIS GENERAL RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

GENERAL RELEASE

Ronald D. Wilson understands and, of my own free will, enters into this General Release.

In consideration of the payments, benefits, agreements, and other consideration to be provided by Skinny Nutritional Corp. as described in the Agreement of which this General Release is a part (such agreement, this General Release, together, the “Agreement”), for himself and for his heirs, executors, administrators, and their respective successors and assigns (collectively, “Employee”), HEREBY RELEASES AND FOREVER DISCHARGES, to the maximum extent permitted by law,  Skinny Nutritional Corp. its stockholders, subsidiaries, affiliates, divisions, successors and assigns, their respective current and former officers, directors, employees, agents, attorneys, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as the “Company”) of and from all or any manner of actions, causes and causes of action, suits, debts, obligations, damages, complaints, liabilities, losses, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments and expenses (including attorneys’ fees and costs), extents, executions, claims and demands whatsoever at law or in equity (“claims”), specifically including by way of example but not limitation, Title VII of the Civil Rights Acts of 1964 and 1991, as amended; the Civil Rights Act of 1866; the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act, as amended; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended; the Worker Adjustment and Retraining Notification Act; the Pregnancy Discrimination Act, the Sarbanes-Oxley Act of 2002 or any applicable federal or state False Claims Act statute; and all Federal, State and local statutes, regulations, decisional law and ordinances and all human rights, fair employment, contract and tort laws relating in any way to Employee’s employment with the Company and/or the termination thereof  including, again by way of example but without limitation, any civil rights or human rights law, as well as all claims for wrongful discharge, breach of contract, personal injury, defamation, mental anguish, injury to health and reputation, sexual, harassment, which Employee ever had, now has, or which Employee hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever arising out of Employee’s employment by the Company or the termination thereof, provided that this General Release shall not extend to (i) any rights, remedies, or claims Employee may have in enforcing the terms of this Agreement; (ii) any rights Employee may have to receive vested amounts under the Company’s equity compensation plans, 401(k) or pension plans; (iii) Employee’s rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); and (iv) claims for indemnification (whether under state law, the Company’s by-laws or otherwise) for acts performed as an officer or director of the Company or any of its affiliates. Employee takes this action fully aware of Employee’s rights arising under the laws of the United States (and any State or local governmental entity thereof) and voluntarily waives and releases all such rights or claims under these or other laws, but does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. The provisions of any laws providing in substance that releases shall not extend to claims which are at the time unknown to or unsuspected by the person executing such release, are hereby waived.

Employee represents that Employee has been advised to and has had an opportunity to consult with an attorney and/or any other advisors of Employee’s choosing before signing this Agreement, and was given a period of twenty-one (21) days to consider this Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this 21-day period. Employee has relied only on the promises written in the Agreement, and not on any other promise made by the Company or any other entity or person.

Employee has seven (7) days to revoke the Agreement after Employee signs it. The Agreement will not become effective or enforceable until the Company’s receipt back of Employee’s executed Agreement and the expiration of the seven day revocation period.

Employee has read and understood the Agreement and enters into it knowingly and voluntarily.

IN WITNESS WHEREOF, Ronald D. Wilson has set his hand this 10th day of June, 2010 having had the opportunity to review this with counsel of his or her choice.

/s/ Ronald D. Wilson	June 10, 2010
Ronald D. Wilson	Date

COMMONWEALTH OF PENNSYLVANIA	)
) SS:
COUNTY OF MONTGOMERY	)

I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the county aforesaid and in the state aforesaid to take acknowledgments, personally appeared Ronald D. Wilson who is personally known or whom have produced sufficient identification and whom executed the foregoing instrument and acknowledged before me that he/she had the authority to execute same in his name and did, in fact, execute the same in the capacity as stated herein.

WITNESS my hand and official seal in the Commonwealth of Pennsylvania last aforesaid on this __ day of June, 2010.

Notary Public
CC#
My Commission Expires:

Schedule A

Grant Date:	Number:	Exercise Price:	Expiration Date:

Common Stock Purchase Warrants

March 24, 2008	1,500,000	$0.05	March 24, 2013

April 30, 2008	1,000,000	$0.05	April 30, 2013

December 1, 2008	2,000,000	$0.09	December 1, 2013

Common Stock Purchase Options

July 2, 2009	2,000,000	$0.10	July 2, 2014

August 14, 2009	1,500,000	$0.095	August 14, 2014